Consent of Independent Registered Public Accounting Firm

The Board of Directors

Metalla Royalty & Streaming Ltd.

We consent to the use of our report dated March 28, 2024 on the consolidated financial statements of Metalla Royalty & Streaming Ltd. which comprise the consolidated statements of financial position as at December 31, 2023 and 2022, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the twelve months ended December 31, 2023 and 2022, and the related notes, which are incorporated by reference in this Registration Statement on Form F-10.

/s/ KPMG LLP

Chartered Professional Accountants
June 28, 2024
Vancouver, Canada